PROMISSORY NOTE

$44,000 **Englewood, Colorado** **December 31, 2004**

Art Design, Inc. after date, for value received, promises to pay to the order of Todd Sheehan at the office of Art Design, Inc. at Englewood, Colorado, Fourty four thousand dollars, payable on demand.

IT IS AGREED that if this note is not paid when due or declared due hereunder, the entire principal thereon shall draw interest at the rate of Eight (8) percent per annum, and that failure to make any payment of principal or interest when due or any default under any encumbrance or agreement securing this note shall cause the whole note to become due at once, or the interest to be counted as principal, at the option of the holder of the note. The makers and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this note or interest thereon is not paid when due, or suit is brought, agree to pay all reasonable costs of collection, including a reasonable percent for attorney's fees, and if foreclosure is made by the Public Trustee a reasonable amount for attorney's fees to be added by the Public Trustee to the cost of foreclosure.

PRES.

Due: On Demand

Todd Sheehan, President Art Design, Inc.